Exhibit 10.1

AMENDMENT NO. 1 TO
FIRST COMMUNITY BANK, N.A.
EMPLOYMENT, CONSULTING, AND NONCOMPETE AGREEMENT

        This Amendment No. 1 to the Employment, Consulting, and Noncompete Agreement (this “Amendment”) is made by and between First Community Bank, N.A. (the “Bank”), a wholly owned subsidiary of First Community Corporation, a South Carolina corporation (the “Company”), and Steve P. Sligh (the “Executive”) as of this 14th day of September 2005.

        WHEREAS, the Bank and the Executive entered into an employment, consulting, and noncompete agreement dated as of April 12, 2004 (the “Agreement”) as a condition to the consummation of the merger between DutchFork Bancshares, Inc. and the Company (the “Merger Agreement”);

        WHEREAS, Section 2 of the Agreement provides that, “Unless earlier terminated as provided herein, the Employment Services under this Agreement shall commence on the Merger Effective Date and be for a term of three years (the “Employment Term”);

        WHEREAS, the Bank and Executive desire to terminate the Employment Term and begin the Consulting Period under the Agreement effective as of October 1, 2005; and

        WHEREAS, the Bank and the Executive desire to amend the Agreement as set forth below.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agrees as follows:

        Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

        1.        Termination of Employment Term. The Bank and the Executive agree that the Employment Term under the Agreement shall terminate on October 1, 2005. The Executive acknowledges that such termination is voluntary and shall not trigger any severance compensation described in Section 6(e) or otherwise. The Executive also acknowledges that upon such termination he is no longer entitled to receive any of the compensation described in Section 5(b) of the Agreement.

        2.        Section 3 of the Agreement is deleted in its entirety and replaced with the following:

Consulting Services. Beginning on October 1, 2005, the Executive shall provide consulting services to the Bank and the Company in accordance with the terms of this Agreement for a period of two years (the “Consulting Period”). During the Consulting Period, the Executive shall be an independent contractor of the Bank and shall not be an employee of the Bank. Executive agrees to spend at least 30 hours a month providing consulting services under this Agreement.

        3.        Section 4 of the Agreement is deleted in its entirety and replaced with the following:

Additional Consideration for the Restrictive Covenants. Upon the expiration of the Consulting Period, the Bank agrees to pay to the Executive for complying with the Restrictive Covenants the sum of $180,000 per year for three years payable on a monthly basis in accordance with the Bank’s standard payroll practices. The Executive acknowledges and agrees that valid consideration has been given to him in return for the promises and covenants set forth herein. These payments shall not be due following termination of this Agreement for reasons of death, Cause, or any violation of the Restrictive Covenants.

        4.        Section 5(e) of the Agreement is deleted in its entirety and replaced with the following:

During the Consulting Period, the Bank shall pay the Executive an annual consulting fee of $180,000 on a monthly basis in accordance with the Bank’s standard payroll practices.

        5.        Miscellaneous.

                   a.        Except to the extent specifically modified by this Amendment, the terms and conditions of the Agreement shall continue in full force and effect.

                   b.        This Amendment may be executed in two or more of counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

                   c.        Captions and section headings appearing herein are included solely for convenience of reference only and are not intended to affect the interpretation of any provision of this Amendment.

                   d.        This Amendment shall be governed by, and construed in accordance with, the laws of the State of South Carolina, without regard to principles of conflict of laws.

                   e.        No principle of law providing for the interpretation of a contract provision against the draftsperson shall be applied in interpreting any provision of this Amendment, both parties having had ample opportunity to have this Amendment reviewed and negotiated by counsel of their choosing.

                   f.        This Amendment cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Amendment) executed by the party against whom enforcement of the modification or waiver is sought.

                   g.        This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

        IN WITNESS WHEREOF, the Bank and the Executive have executed this Amendment as of the day and year first above written.

FIRST COMMUNITY BANK, N.A.

By: /s/ Michael C. Crapps

Print name: Michael C. Crapps

Title: Chief Executive Officer

STEVE P. SLIGH

/s/ Steve P. Sligh

Print name: Steve P. Sligh